Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES PRICING OF PRIVATE ADD-ON OFFERING OF SENIOR NOTES

NEW YORK, NY, October 23, 2024 – Mercer International Inc. (Nasdaq: MERC) (the “Company”) today announced the pricing of its private offering of $200.0 million in aggregate principal amount of 12.875% senior notes due October 1, 2028 (the “Additional Notes”).

The Additional Notes are being issued at a price of 103.000% of their principal amount, plus accrued interest from October 1, 2024, for a yield to worst of 11.624%. The net proceeds of the offering, along with cash on hand, will be used by the Company to redeem $300.0 million in principal amount of its currently outstanding 5.500% senior notes due 2026 (the “2026 Senior Notes”).

The Additional Notes are being offered as additional notes under an existing indenture, dated as of September 21, 2023, pursuant to which the Company previously issued $200.0 million aggregate principal amount of 12.875% senior notes due 2028 (the “Existing Notes”). Other than with respect to the date of issuance and the offering price, the Additional Notes will have the same terms as the Existing Notes.

The Additional Notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The Additional Notes offered and sold in reliance on Rule 144A will be issued and maintained under the same CUSIP as the Existing Notes. Any Additional Notes offered and sold in offshore transactions in reliance on Regulation S will be issued and maintained under a separate CUSIP number during a 40-day distribution compliance period commencing on the issue date of the Additional Notes. Following the completion of the 40-day distribution compliance period, such Additional Notes will be maintained under the same CUSIP as the Existing Notes. The offering of the Additional Notes is expected to close on or around October 30, 2024, subject to the satisfaction of customary closing conditions.

The Additional Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Additional Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Mercer International Inc. is a global forest products company with operations in Germany, the United States and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 960 million board feet of lumber, 210,000 cubic meters of cross-laminated timber, 45,000 cubic meters of glulam, 17 million pallets and 230,000 metric tonnes of biofuels.

The preceding contains “forward looking statements” within the meaning of federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, without limitation, the Company’s intentions regarding the consummation of the offering of the Additional Notes, the intended use of proceeds and the completion of the redemption of the 2026 Senior Notes. “Forward looking statements” involve unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. These statements are based on the Company’s management’s estimates and assumptions with respect to future events, which include uncertainty as to its ability to consummate the offering of the Additional Notes or the completion of the redemption of the 2026 Senior Notes, which estimates are believed to be reasonable, though inherently uncertain and difficult to predict. A discussion of factors that could cause actual results to vary is included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

APPROVED BY:

William D. McCartney

Chairman of the Board

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099